EXHIBIT 10.31

June 13, 2002

Mr. Mark E. Miller

775 Oneida Trail

Franklin Lakes, New Jersey 07417

Dear Mark:

This letter agreement (“Agreement”) sets forth the terms and conditions of our offer of employment to you as President and Chief Operating Officer of Equifax Inc. After you have reviewed the terms of our offer, please sign below to signify your acceptance. We anticipate that your employment will commence on August 1, 2002, and we look forward to working with you as a key member of our leadership team.

1. Employment as President and Chief Operating Officer of Equifax. We are hereby offering you (hereinafter “Executive”) the position of President & Chief Operating Officer of Equifax Inc. (“Equifax”). Executive will report to the CEO of Equifax for all operational, general, and administration matters. Executive’s duties will include the general management and operation of Equifax, and Executive will perform such additional duties and have the responsibilities and powers as delegated to him from time to time by the CEO of Equifax or the Board of Directors.

Executive accepts the duties listed above and agrees to perform in compliance with instructions and directives of management and to render his services for the term of this Agreement.

2. Term. This Agreement shall commence on August 1, 2002 and continue in effect for the period until either party gives notice of termination (such period, the “term of this Agreement”). Either party may terminate this Agreement at-will and with or without notice.

3. Extent of Services. Executive agrees that during the term of this Agreement he will devote his full working time and all of his energy and skill to the diligent performance of Executive’s duties. Nothing in this Agreement, however, will be construed as preventing Executive from investing his assets in such form or manner as will not require any services on his part in the operation of the affairs of the entities in which such investments are made.

4. Consideration. As consideration for all of the services performed by Executive pursuant to this Agreement and the Restrictive Covenants set forth in Section 5, Equifax will compensate Executive during the term of this Agreement as follows:

Mr. Mark E. Miller

4.1 Base Salary. Executive will be entitled to an annual base salary of $600,000, payable by direct deposit in equal biweekly installments.

4.2 Benefits. Executive will be entitled to participate in all employee benefit plans and perquisites of Equifax in effect from time to time (including health, life, disability, dental, retirement plans, financial planning and tax counseling services, relocation assistance and country club membership) in which employees at his level are entitled to participate.

4.3 Annual Incentive. Executive will be eligible for an annual incentive payment in accordance with the Executive Incentive Plan in effect for each year. Per Plan guidelines, the amount of the incentive payment is determined by Equifax’s overall financial performance and Executive’s individual performance. Executive’s target bonus will be 70% of base salary paid in the year, with the opportunity to earn up to 210% of base salary paid in the year. In no event will the incentive payment for Plan year 2002 be less than $420,000; however, Executive shall have the opportunity to earn up to 210% of base salary paid in Plan year 2002 per Plan guidelines. The Executive Incentive Plan may be modified at any time in Equifax’s sole discretion.

4.4 Restricted Stock. Immediately upon commencement of employment or the earliest practical date thereafter, Executive will receive a grant of 85,000 shares of Equifax Inc., restricted stock, which will vest in full upon the third anniversary of the stock grant. This restricted stock grant will be subject to the additional terms and conditions set forth in a separate restricted stock agreement.

4.5 Stock Options. Immediately upon commencement of employment or the earliest practical date thereafter, Equifax will grant Executive an option to purchase 125,000 shares of Equifax Inc., common stock at the fair market value on the day of the grant. One-fourth of the shares will vest as of the grant date. Another one-fourth of the shares will vest on each subsequent anniversary of the grant. The shares will become fully vested on the third anniversary of the grant. This grant will be tax qualified, or incentive stock options, to the full extent permitted under applicable laws or regulations. Additionally, this stock option grant will be subject to the additional terms and conditions set forth in a separate stock option agreement.

4.6 Executive Life & Supplemental Retirement Benefit Plan. Upon employment, Executive will be designated a participant in the Executive Life & Supplemental Retirement Benefit Plan, as amended from time to time in Equifax’s sole discretion. Equifax will pay all policy premiums to provide Executive $5 million in life insurance coverage under this plan. In addition, this plan currently includes a flexible tax sheltered cash account, which can grow to a significant balance over a period of several years.

Mr. Mark E. Miller

4.7 Change in Control. Upon employment you will receive a separate Change-in-Control agreement, which will provide certain enhanced severance benefits under specific circumstances. The severance benefits in the Change-in-Control agreement are in lieu of and not in addition to any severance benefits payable pursuant to Section 6 of this Agreement.

5. Restrictive Covenants.

5.1 Definition. As used in this Section 5, the term “Equifax” means Equifax Inc., and any of its subsidiary, affiliated or successor companies.

5.2 Noncompetition Agreement. Executive agrees that he will not, during employment with Equifax and for a period of two (2) years following the termination of his employment, within the Territory (as defined in the attached Exhibit A), directly or indirectly, provide any Services to or for the benefit of any individual, business, corporation or other entity or organization that engages in any of the following businesses: consumer credit reporting services, direct to consumer credit reporting services and products, credit and direct marketing services, customer relationship management and customer data integration products, fraud protection services, employment screening, airport passenger security services and products, commercial credit reporting services, identity authentication services and global regulatory data services (the “Company’s Products and Services”). As used herein, “Services” means (a) acting as an executive officer with general responsibility for operations, and, (b) without limiting the forgoing, participating in, and managing and supervising others in, marketing, sales, customer service, supplier relations, administration, personnel, formulation and implementation of budgets and strategic, financial and operational plans, and the delivery of products and services to customers.

5.3 Nonsolicitation of Customers Agreement. Executive agrees that for a period of two (2) years following the termination of Executive’s employment, Executive will not directly or indirectly, solicit or assist others in soliciting any business from any of Equifax’s customers with which Executive had material contact [i.e., dealt with, supervised dealings with, or obtained confidential information concerning] on Equifax’s behalf during the two year period preceding the termination of employment with Equifax, for purposes of providing products or services that are identical to or reasonably substitutable for the Company’s Products and Services.

5.4 Remedies Upon Breach. Executive agrees that Equifax will be entitled, in addition to any other remedies and damages available, to an injunction restraining violations or threatened violations of this Section 5, as well as an award of any attorneys’ fees which Equifax may incur in enforcing, to any extent, the provisions of this Section 5, whether or not litigation is actually commenced and including any appeal.

Mr. Mark E. Miller

6. Severance Upon Termination.

6.1 Termination without Cause. If Equifax terminates Executive’s employment during the term of this Agreement for any reason other than the reasons described in Sections 6.3 or 6.4 below, Executive will be entitled under this Agreement to receive salary continuation for two (2) years from the date of termination at his base salary rate in effect at the time of termination. If Executive is terminated by Equifax for any reason other than those reasons described in Section 6.3 or 6.4, Executive will additionally be entitled to receive his annual incentive payment paid at his target bonus rate for two (2) Executive Incentive Plan years subsequent to his termination. If said termination is during a Plan year, Executive will receive an incentive payment paid at his target bonus rate for that year and one (1) subsequent year only. Equifax’s obligation to provide any severance in the form of salary continuation or incentive payment is contingent upon Executive executing a general release of all claims against Equifax and its subsidiaries and affiliates and his compliance with Section 5 herein. Executive agrees that any payment pursuant to this Section 6.1 satisfies any and all obligations Equifax may have under the Severance Pay Plan for Salaried Employees or any other severance plan in effect.

6.2 Resignation. Should Executive resign, no future salary, unpaid bonuses, incentive pay, severance pay or other benefits will be due under this Agreement. Provided, however, that should Executive resign due to Equifax materially diminishing his duties or requiring Executive’s employment to be based more than 40 miles outside of metropolitan Atlanta, the salary continuation and annual incentive payments provided in Section 6.1 shall be payable, on and subject to the terms and conditions of Section 6.1 and this Agreement.

6.3 Death or Disability. Should Executive’s employment end due to his death or should Executive become disabled such that he cannot perform the essential functions of his job, as determined by the Board of Directors of Equifax in good faith and consistent with applicable law, no future salary, unpaid bonuses, severance pay or other benefits will be due under this Agreement.

6.4 Termination for Cause. If Executive is terminated for Cause, no severance, salary continuation, bonus, incentive pay, or other benefits are due under this Agreement. A termination will be considered “for Cause” if Executive is terminated because of any of the following reasons, as determined by the Board of Directors of Equifax in good faith and consistent with applicable law:

(a) personal dishonesty;

(b) willful misconduct;

Mr. Mark E. Miller

(c)	unauthorized disclosure of the trade or business secrets of Equifax or any of its subsidiaries, affiliates or successors;

(d)	breach of fiduciary duty involving personal profit;

(e)	intentional failure to perform stated duties;

(f)	willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or final cease-and desist order;

(g)	Executive is indicted or convicted on a felony charge;

(h)	Executive has embezzled funds of Equifax or any of its subsidiaries, affiliates or successors, or has committed any fraud in connection with the affairs of Equifax or any of its subsidiaries, affiliates or successors; or

(i) Executive fails or refuses to carry out the directives of the CEO or the Board of Directors of Equifax.

7. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the following addresses:

To Equifax:     Mr. Kent E. Mast

Chief Development Officer and General Counsel

Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

To Executive: Mr. Mark E. Miller

775 Oneida Trail

Franklin Lakes, New Jersey 07417

8. Assignability. This Agreement is binding on Equifax and any successors of Equifax. Equifax may assign this Agreement and its rights under this Agreement in whole or in part to any corporation or other entity with or into which Equifax may merge or consolidate or to which Equifax may transfer all or substantially all of its respective assets.

Mr. Mark E. Miller

9. Amendment, Waiver. No provisions of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing signed by Executive and such officer or officers as may be specifically designated by the Board of Directors of Equifax to sign on their behalf. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10. No Conflicting Obligations. Executive represents and warrants that he is not subject to any duties or restrictions under any prior agreement with any previous employer or other person, and that he has no rights or obligations which may conflict with the interests of Equifax or with Executive’s duties and obligations under this Agreement. Executive agrees to notify Equifax immediately if any conflicts occur in the future.

11. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the United States where applicable and otherwise the substantive laws of the State of Georgia.

12. Headings. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

13. Construction of Agreement. It is the intent of the parties that this Agreement will be considered severable in part and in whole, and that if any covenant or other provision hereof is determined to be unenforceable in any part, that portion of the Agreement will be severed or modified by the Court so as to permit enforcement of the Agreement to the extent reasonable. It is agreed by the parties that the obligations set forth herein will be considered to be independent of any other obligations between the parties, and the existence of any other claim or defense will not affect the enforceability of this Agreement. Except as otherwise expressly provided herein, all of the consideration to be provided to Executive hereunder shall be paid or otherwise provided on and in accordance with and subject to Equifax’s standard policies, practices, terms and conditions applicable from time to time under Equifax’s plans, programs and arrangements relating to compensation and benefits of the type agreed to be provided, including without limitation, the terms and conditions of Equifax’s standard forms of stock option or other applicable executive compensation agreements . Without limiting the foregoing, any and all benefit plans or other plans, programs and arrangements may be modified, amended, replaced or terminated at Equifax’s sole discretion unless otherwise expressly provided therein or herein.

Mr. Mark E. Miller

14. Certification of Understanding. Executive certifies that Executive received a copy of this Agreement for review and study before being asked to sign it; read this Agreement carefully; had sufficient opportunity before the Agreement was signed to ask questions about the provisions of the Agreement and received satisfactory answers; and understands the Executive’s rights and obligations under the Agreement. This Agreement constitutes the complete understanding and agreement of the parties concerning the subject matter of this Agreement. Except as provided in Sections 4.4, 4.5, 4.7, 13 and 15, there are no other agreements, written or oral, express or implied, between the parties, concerning the subject matter of this Agreement.

15. Employment Requirements. Equifax’s obligations under this Agreement and any offer of employment are contingent upon Executive’s satisfactory completion of a standard pre-employment drug screen and routine credit, background and reference checks. Equifax’s obligations under this Agreement are also contingent upon Executive signing Equifax’s standard “Employee Confidentiality, Non-Solicitation and Assignment Agreement,” which is attached and incorporated by reference. Executive will comply with and, if requested, execute, all codes of ethical conduct, securities trading policies and similar agreements and policies that senior executives of Equifax may from time to time be required to comply with or execute.

Warmest Regards,

/s/ KENT E. MAST
Kent E. Mast

I, Mark E. Miller have thoroughly read the terms and conditions contained in this letter pertaining to Equifax’s offer of employment. I fully agree to be bound by these terms and hereby accept this offer of employment.

/S/ MARK E. MILLER
Mark E. Miller

EXHIBIT A — DEFINITION OF TERRITORY

Employee acknowledges that Employee will provide Services for or on behalf of Company in the following areas (the “Territory”):

United States of America

Canada

Brazil

Chile

Argentina

Uruguay

Peru

El Salvador

Honduras

United Kingdom

Spain

Portugal

Italy

Ireland

EMPLOYEE CONFIDENTIALITY, NON-SOLICITATION AND

ASSIGNMENT AGREEMENT

This Employee Confidentiality, Non-solicitation and Assignment Agreement (the “Agreement”) is entered into on,

August 7, 2002 by and between Equifax Inc. on behalf of itself, its subsidiary and/or affiliate companies

      Date

(collectively “Equifax”) and the undersigned Equifax employee (“Employee”).

Statement of Facts

The purpose of this Agreement is to obtain Employee’s commitment to protect and preserve Equifax’s business relationships, Trade Secrets and Confidential Information as defined below.

Statement of Terms

1.	Employment Relationship. Employee acknowledges that (A) this Agreement is not an employment agreement, and (B) his or her employment with Equifax is not specified for any particular term. Employee will abide by Equifax’s rules, regulations, policies and practices as revised from time to time by Equifax at its sole discretion.

2.	Agreement Not to Solicit Employees. During the term of Employee’s employment by Equifax and for a period of six (6) months following the termination of Employee’s employment for any reason, Employee will not, either directly or indirectly, on his or her behalf or on behalf of others, solicit for employment or hire, or attempt to solicit for employment or hire, any Equifax employee with whom Employee had regular contact in the course of his or her employment or any Equifax employee at any facility where Employee performed services for Equifax.

3.	Trade Secrets and Confidential Information.
(a)	All Trade Secrets (defined below) and Confidential Information (defined below), and all materials containing them, received or developed by Employee during the term of his or her employment are confidential to Equifax, and will remain Equifax’s property exclusively. Except as necessary to perform Employee’s duties for Equifax, Employee will hold all Trade Secrets and Confidential Information in strict confidence, and will not use, reproduce, disclose or otherwise distribute the Trade Secrets or Confidential Information, or any materials containing them, and will take those actions reasonably necessary to protect any Trade Secret or Confidential Information. Employee’s obligation regarding Trade Secrets will continue indefinitely, while Employee’s obligations regarding Confidential Information will cease two (2) years from the date of termination of Employee’s employment with Equifax.

(b)	“Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential Equifax customers or suppliers which (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of Equifax’s efforts that are reasonable under the circumstances to maintain secrecy; or as otherwise defined by applicable state law. “Confidential Information” means any and all knowledge, information, data, methods or plans (other than Trade Secrets) which are now or at any time in the future developed, used or employed by Equifax which are treated as confidential by Equifax and not generally disclosed by Equifax to the public, and which relate to the business or financial affairs of Equifax, including, but not limited to, financial statements and information, marketing strategies, business development plans and product or process enhancement plans.

(c)	Employee acknowledges that Equifax is obligated under federal and state credit reporting and similar laws and regulations to hold in confidence and not disclose certain information regarding individuals, firms or corporations which is obtained or held by Equifax, and that Equifax is required to adopt reasonable procedures for protecting the confidentiality, accuracy, relevancy and proper utilization of consumer credit information. In that regard, except as necessary to perform Employee’s duties for Equifax, Employee will hold in strict confidence, and will not use, reproduce, disclose or otherwise distribute any information which Equifax is required to hold confidential under applicable federal and state laws and regulations, including the federal Fair Credit reporting Act (15 U.S.C. § 1681 et. Seq.) and any state credit reporting statutes.

(d)	Employee agrees that any unauthorized disclosure of confidential codes or system access instructions or file data, intentional alteration or destruction of data, or unauthorized access or updating of Employees own or any other file can lead to immediate dismissal and federal prosecution under the Fair Credit Reporting Act, the Counterfeit Access Device and Computer Fraud and Abuse Act, or prosecution under other state and federal laws. Should Employee ever be approached by anyone to commit unauthorized or illegal acts or to disclose confidential materials or data, Employee will immediately report this directly to Equifax management.

(e)	Except as set forth in a separate written agreement executed by an officer of Equifax, ownership of all programs, systems, inventions, discoveries, developments, modifications, procedures, ideas, innovations, know-how or designs developed by Employee relating to his or her employment with Equifax will be Equifax’s property. Employee will cooperate in applying for patents or copyrights on those developments as Equifax requests, and assign those patents or copyrights to Equifax. The confidentiality requirements of the preceding paragraphs will apply to all of the above.

(f)	At Equifax’s request or on termination of Employee’s employment with Equifax, Employee will deliver promptly to Equifax all Equifax property in his or her possession or control, including all Trade Secrets and Confidential Information and all materials containing them.

4.	Remedies. Employee agrees that his or her promises in this Agreement are reasonable and necessary to protect and preserve the interests and assets of Equifax, and that Equifax will suffer irreparable harm if Employee breaches any of his or her promises. Therefore, in addition to all the remedies provided at law or in equity, Equifax will be entitled to a temporary restraining order and permanent injunctions to prevent a breach or contemplated breach of any of Employee’s promises. While Employee will retain the absolute right to pursue any claim, demand, action or cause of action that he or she may have against Equifax, if not otherwise compromised or released, the existence of any claim, demand, action or cause of action by Employee against Equifax, if any, will not constitute a defense to the enforcement by Equifax of any of Employee’s promises in this Agreement.

5.	Severability. Each provision of this Agreement is separate and severable from the remaining provisions, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provisions. Further, if any provision is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between that provision and any applicable law or regulation, that provision will be curtailed only to the extent necessary to make it consistent with that law or regulation.

6.	Assignment. Equifax may assign its rights and obligations under this Agreement. Employee may not assign his or her rights and obligations under this Agreement.

7.	Waiver. Equifax’s waiver of any breach of this Agreement will not be effective unless in writing, and will not be a waiver of the same or another breach on a subsequent occasion.

8.	Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Georgia without reference to its conflicts of laws provisions.

9.	Entire Agreement. This Agreement contains Employee’s entire agreement with Equifax regarding the subject matter covered by this Agreement. No amendment or modification of this Agreement will be valid or binding on Equifax or Employee unless in writing signed by both parties. All prior understandings and agreements regarding the subject matter of this Agreement are terminated.

THIS AGREEMENT, AS A CONDITION OF EMPLOYEE’S EMPLOYMENT OR CONTINUED EMPLOYMENT WITH EQUIFAX, IMPOSES UPON EMPLOYEE CERTAIN CONFIDENTIALITY RESTRICTIONS WITH RESPECT TO TRADE SECRETS AND CONFIDENTIAL INFORMATION BELONGING TO EQUIFAX. BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS READ AND UNDERSTANDS THIS AGREEMENT.

EMPLOYEE: /s/ MARK E. MILLER Signature	EQUIFAX
By: /s/ ELLEN WHITFIELD

Print Name: Mark E. Miller	Title: HR Consultant

Date: 8/7/02	Company/Department: 20-110